Exhibit 10.1

CONSULTING AGREEMENT

THIS AGREEMENT, (the “Agreement”) executed this 4th day of February, 2005, between SLS INTERNATIONAL, INC., a Delaware corporation (hereinafter referred to as the “Corporation”), whose address is 3119 South Scenic, Springfield, Missouri 65807; and New AV Ventures, LLC, a Florida Limited Liability Company (hereinafter referred to as the “Consultant”), whose address is 3255 NE 184th Street, Suite 12103, Aventura, FL 33160. Throughout this Agreement, the Corporation and the Consultant may be referred to individually as a “Party” and collectively as the “Parties.”

W I T N E S S E T H:

WHEREAS, the Consultant employs George Fallica, who is an individual with a unique background and expertise in a variety of corporate sales and marketing matters;

WHEREAS, the Corporation engages in the business of manufacturing high quality loudspeakers and related equipment for home audio and commercial audio systems, and requires the services of a consultant with a background and expertise in large contract sales and marketing matters;

WHEREAS, the Corporation desires to retain the unique experience, ability, and consulting services of the Consultant in an advisory capacity as a consultant, and not as an employee; and

WHEREAS, the Consultant desires to accept such engagement upon the terms and conditions set forth herein.

1.

 RECITALS. The Parties hereto acknowledge, warrant, represent and agree that the recitals contained hereinabove are true and correct in all material respects and are incorporated herein by reference.

2.

ENGAGEMENT OF SERVICES. The Corporation does hereby engage the Consultant as a consultant to the Corporation, and the Consultant does hereby accept such engagement. The Consultant agrees that all services to be performed by it hereunder will be performed by George Fallica. The Corporation hereby recognizes that, given the nature of the responsibilities as outlined hereinbelow, the hours the Consultant shall work must be flexible, and that work may be performed outside of the Corporation office as well as during evenings and weekends. There shall be no minimum or maximum hours required of the Consultant. All services will be rendered on an “as needed”, upon request basis.

The Consultant further agrees, in all respects, to fully perform its duties in cooperation with the Corporation, and to comply with the directions of its President and Board of Directors with respect to those activities and services described herein.

3.

DUTIES. The duties of the Consultant during the term of this Agreement shall include offering such advice, consultation, and services to the Management or Officers of the Corporation regarding general business matters including the following:

A.

Assisting in the preparation of a large scale marketing program for the Corporation which will include review and analysis of the Corporation’s goals with regards to producing substantial sized revenue sales contracts and to deliver recommendations as to how to achieve those goals.

B.

Actively marketing and selling the Corporation’s products to the Consultant’s high profile and substantial revenue producing customers.

C.

Always recommending the Corporation’s products as a first choice to his customers.

D.

Promoting the Corporation’s products and message to Architects, Designers, Contractors and Builders that the Consultant meets and works with.

4.

TERM. The Corporation agrees to engage the Consultant and the Consultant accepts said engagement in said capacity for a term of 5 years. However, either party may cancel this Agreement by serving the other party notice of cancellation by registered mail effective 30 days following delivery of such notice. In the event this Agreement is cancelled by either party, all future compensation of cash or equity options shall be terminated as of the last day that this Agreement is in force. It is understood that the equity compensation given at the signing of this Agreement shall be deemed earned in full upon signing.

5.

COMPENSATION. (a) Cash. In consideration for his knowledge, expertise, and consulting services rendered to the Corporation under the specific terms of this Agreement, the Corporation agrees to pay to the Consultant, and the Consultant agrees to accept, as full and complete cash compensation for his services as follows; with regard to Audio America which was introduced to the Corporation by the Consultant, a commission equal to:

(1)  five percent (5%) in US Dollars of the gross sales realized by the Corporation from transactions with Audio America during the first year of this Agreement; plus

(2)  four percent (4%) in US Dollars of the gross sales realized by the Corporation from transactions with Audio America during the second year of this Agreement; plus

(3)  three percent (3%) in US Dollars of the gross sales realized by the Corporation from transactions with Audio America during the third year of this Agreement; plus

(4)  two percent (2%) in US Dollars of the gross sales realized by the Corporation from transactions with Audio America during the fourth and fifth years of this Agreement.

In consideration for sales to Cimax USA, LLC of N. Miami Beach, Florida or directly to other customers introduced to the Corporation by Consultant and approved by the Corporation, the Consultant shall receive a commission equal to five percent (5%) in US Dollars of the gross sales realized at any time during the term of this Agreement by the Corporation from transactions with Cimax or such other customers. It is understood that the Consultant has been paid in September of 2003 a cash advance of $30,000 against the above commissions payable for sales to Audio America, Cimax or other approved customers of the Corporation and this advance is considered paid commissions for the first $600,000 in sales to these customers. In the event the Consultant does not generate the first $600,000 in sales by December 31, 2005, which includes sales prior to the date of this Agreement, then the Consultant shall return to the Corporation the balance of the unearned commissions that have been paid. This refund shall be made by Consultant to the Corporation in either cash or shares of the Corporation’s common stock, at the election of the Consultant, with the value of the common stock determined based on the average closing price for the final five trading days of 2005.

(b)  Equity. (i)  In full payment for sales efforts and marketing efforts that have led to future business development and sales opportunities to customers approved by the Corporation, the Consultant shall be provided with 300,000 restricted shares of the Corporation’s common stock upon signing of this Agreement. These shares will carry Piggy Back registration rights and will be included in the Corporations next registered offering. Upon registration the Consultant may not sell on the open market more than 2,000 shares in any one trading day or more than 10,000 shares in any 5 trading day period. The Consultant may sell his shares in part or whole in private transactions (“off the market”) provided that the purchaser agrees in writing with the Corporation to be bound by the same “dribble out clause” contained in this paragraph.

(ii)  In full payment for additional future sales to Audio America, Cimax or directly to any other customers whose business has been generated by the Consultant and approved by the Corporation, the Consultant shall be paid by the issuance of options to purchase additional shares of the Corporation’s common stock. The Consultant will be given one option for each $100 of sales during the term of this Agreement; provided that the Consultant shall not be entitled to receive in excess of 700,000 options pursuant to this Section 5(b). (For example, if the Consultant generates sales that total $70,000,000 or more, he would be entitled to all 700,000 options.) Options shall be issued effective January 1 of each year during the term of this Agreement, based on the gross sales in the preceding year, with the option price determined based on the average price of the Corporation’s stock for the five (5) trading days immediately prior to such January 1. The term of each such option period shall be for five (5) years from the date of issuance, at which time any unexercised options shall be terminated. The options shall be issued in the name of George Fallica.

(c)  The Corporation shall pay Consultant all cash compensation pursuant to Section 5(a) on a monthly basis. By the fifteenth (15th) day of each month, the Corporation shall make payment to the Consultant the cash commission due with respect to all gross sales for which the Corporation has been fully paid (i.e., no portion of which is uncollected) in the preceding month.

(d)  Consultant shall be responsible for any and all expenses incurred in connection with its performance under this Agreement, unless otherwise agreed by the Company in writing.

6.

CONFIDENTIAL INFORMATION. Consultant acknowledges that the information, observations and data relating to the business of the Corporation and its subsidiaries (“Confidential Information”) that Consultant shall obtain during the course of its association with the Corporation and its subsidiaries and its performance under this Agreement are the property of the Corporation and its subsidiaries. Consultant agrees that it shall not use for its own purposes or disclose to any third party any of such Confidential Information without the prior written consent of the Corporation, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of Consultant’s acts or omissions. Consultant may disclose Confidential Information to George Fallica; provided that Consultant advises Mr. Fallica that the Confidential Information is confidential and that by receiving such information Mr. Fallica is agreeing to be bound by this Agreement and not to use such Confidential Information for any purpose other than as described herein. Consultant agrees to be responsible for any breach of this Agreement by Mr. Fallica. Consultant shall deliver to the Corporation upon termination of this Agreement, or at any other time the Corporation may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documentation (and copies thereof) relating to the business of the Corporation and its subsidiaries that Consultant may then possess or have under its control.

7.

TAX RETURNS. Consultant shall file all tax returns and reports required to be filed by it on the basis that Consultant is an independent contractor, rather than an employee.

8.

SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the Corporation and its affiliates, successors and assigns and shall be binding upon and inure to the benefit of Consultant and his legal representatives and assigns; provided that in no event shall Consultant’s obligations to perform future services for the Corporation be delegated or transferred by Consultant without the prior written consent of the Corporation (which consent may be withheld in its sole discretion).

9.

GOVERNING LAW. This Agreement shall be construed under and in accordance with the laws of the State of Florida and all obligations of the Parties created hereunder are governed under the laws of the State of Florida.

10.

PARTIES BOUND. This Agreement shall be binding on and to the benefit of the contracting Parties and their respective legal representatives, successors and permitted assigns.

11.

LEGAL CONSTRUCTION. In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, the validity, legality, or unenforceability shall not affect any other provision, and this Agreement shall be construed as if the invalid, illegal or unenforceable provision had never been contained in it.

12.

NOTICES AND COMMUNICATION. Any notice, payment, request, instruction, or other documentation to be delivered under this Agreement shall be deemed sufficiently given if in writing and delivered personally or mailed by certified mail at the address stated herein below or at an address chosen subsequent to the execution of this Agreement and duly communicated to the other Party, as the case may be. The effective date of such notice shall be its mailing date or date personally served.

To the Consultant:

New AV Ventures, LLC

3255 NE 184th St.

Suite 12103

Aventura, FL 33160

To the Corporation:

SLS International, Inc.

3119 S. Scenic Ave.

Springfield, Mo. 65807

Attn: President

IN WITNESS WHEREOF, the Parties hereto have set their hands and their seals on the date last aforesaid.

CONSULTANT:

New AV Ventures, LLC

By: _______________________________

GEORGE FALLICA, Managing Member

CORPORATION:

SLS INTERNATIONAL, INC.

By: ____________________________

JOHN GOTT, PRESIDENT